As filed with the Securities and Exchange Commission on May 19, 2015

Registration No. 333-198934

Registration No. 333-191334

Registration No. 333-183919

Registration No. 333-176234

Registration No. 333-169023

Registration No. 333-161716

Registration No. 333-153236

Registration No. 333-149945

Registration No. 333-146655

Registration No. 333-141658

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration No. 333-198934

Form S-8 Registration No. 333-191334

Form S-8 Registration No. 333-183919

Form S-8 Registration No. 333-176234

Form S-8 Registration No. 333-169023

Form S-8 Registration No. 333-161716

Form S-8 Registration No. 333-153236

Form S-8 Registration No. 333-149945

Form S-8 Registration No. 333-146655

Form S-8 Registration No. 333-141658

UNDER

THE SECURITIES ACT OF 1933

Aruba Networks, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	02-0579097
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1344 Crossman Ave.

Sunnyvale, CA 94089-1113

(Address of Principal Executive Offices)

2007 EQUITY INCENTIVE PLAN

EMPLOYEE STOCK PURCHASE PLAN

AIRWAVE WIRELESS, INC. 2000 STOCK PLAN

2002 STOCK PLAN

(Full Titles of the Plans)

Rishi Varma

President and Secretary

Aruba Networks, Inc.

1344 Crossman Ave.

Sunnyvale, CA 94089-1113

(Name and Address of Agent for Service)

(408) 227-4500

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Aruba Networks, Inc. (the “Registrant”):

•	Registration Statement No. 333-198934, filed with the SEC on September 25, 2014, pertaining to the registration of (i) 5,377,830 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2007 Equity Incentive Plan and (ii) 2,151,132 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Employee Stock Purchase Plan.

•	Registration Statement No. 333-191334, filed with the SEC on September 24, 2013, pertaining to the registration of (i) 5,670,469 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2007 Equity Incentive Plan and (ii) 2,268,187 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Employee Stock Purchase Plan.

•	Registration Statement No. 333-183919, filed with the SEC on September 14, 2012, pertaining to the registration of (i) 5,576,433 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2007 Equity Incentive Plan and (ii) 2,230,573 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Employee Stock Purchase Plan.

•	Registration Statement No. 333-176234, filed with the SEC on August 11, 2011, pertaining to the registration of (i) 5,245,243 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2007 Equity Incentive Plan and (ii) 2,098,097 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Employee Stock Purchase Plan.

•	Registration Statement No. 333-169023, filed with the SEC on August 24, 2010, pertaining to the registration of (i) 4,680,314 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2007 Equity Incentive Plan and (ii) 1,872,126 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Employee Stock Purchase Plan.

•	Registration Statement No. 333-161716, filed with the SEC on September 3, 2009, pertaining to the registration of (i) 4,337,195 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2007 Equity Incentive Plan and (ii) 1,734,878 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Employee Stock Purchase Plan.

•	Registration Statement No. 333-153236, filed with the SEC on August 28, 2008, pertaining to the registration of (i) 4,141,807 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2007 Equity Incentive Plan and (ii) 1,656,722 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Employee Stock Purchase Plan.

•	Registration Statement No. 333-149945, filed with the SEC on March 28, 2008, pertaining to the registration of 155,409 shares of the Registrant’s common stock issuable pursuant to the Airwave Wireless, Inc. 2000 Stock Plan.

•	Registration Statement No. 333-146655, filed with the SEC on October 12, 2007, pertaining to the registration of (i) 3,846,366 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2007 Equity Incentive Plan and (ii) 1,538,546 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Employee Stock Purchase Plan.

•	Registration Statement No. 333-141658, filed with the SEC on March 29, 2007, pertaining to the registration of (i) 21,773,119 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2002 Stock Plan, (ii) 3,881,664 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2007 Equity Incentive Plan, and (iii) 1,000,000 shares of the Registrant’s common stock issuable pursuant to the Registrant’s Employee Stock Purchase Plan.

The Registrant is filing this Post-Effective Amendment to these Registration Statements to withdraw and remove from registration the unissued securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

On May 18, 2015, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 2, 2015, by and among the Registrant, Hewlett-Packard Company (“HP”) and Aspen Acquisition Sub, Inc., a direct wholly-owned subsidiary of HP (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and a direct wholly-owned subsidiary of HP (the “Merger”).

As a result of the Merger, the offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unissued under such Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 19, 2015.

Aruba Networks, Inc.

By:	/s/ RISHI VARMA
Rishi Varma
President and Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.